EXHIBIT 99.1

Predictive Oncology Announces Agreement to be Acquired by Renovaro

- Combination creates immediate scientific synergies by harnessing complementary AI / ML platforms to improve patient outcomes across multiple cancer indications –

- Deal terms align shareholders’ interest, augment business development opportunities and positioning in the capital markets -

PITTSBURGH, Jan. 06, 2025 (GLOBE NEWSWIRE) -- Predictive Oncology Inc. (NASDAQ: POAI), a leader in AI-driven drug discovery, today announced that it has entered into a binding letter of intent with Renovaro, Inc. (NASDAQ: RENB) (“Renovaro”) for Predictive Oncology to be acquired by Renovaro in exchange for preferred stock of Renovaro.

Predictive and Renovaro share an unwavering commitment to improving outcomes of cancer patients through earlier diagnosis, biomarker discovery and targeted therapies. Further, the companies have proprietary AI / ML platforms with complementary technical advantages that will be leveraged together to accelerate drug discovery and reduce the risk of drug development. Beyond the scientific synergies, the merger presents an opportunity to recognize significant cost savings by reducing operating expenses by more than 30% on a combined basis in the near term.

“Since we initiated our formal review of strategic alternatives in mid-November, we have received significant inbound interest that has led to ongoing discussions and due diligence with several parties,” stated Raymond Vennare, Chairman and Chief Executive Officer of Predictive Oncology. “Through our discussions with Renovaro, we became increasingly compelled by the strategic potential of combining the Predictive’s AI-driven drug discovery platform and vast biobank of more than 150,000 patient tumor samples, 200,000 pathology slides and decades of longitudinal drug response data with Renovaro’s multi-disciplinary artificial intelligence, multi-omic and multi-modal data expertise.”

Under the terms of the binding letter of intent, Predictive Oncology will be merged into Renovaro in exchange for a newly created series of preferred stock of Renovaro. The preferred stock will be issued to shareholders of Predictive Oncology in a 1:1 exchange for their existing Predictive Oncology common stock. The preferred stock is automatically redeemable for $3.00 per share after 18 months and may also be converted to freely tradeable, registered Renovaro common stock at a 1:1 conversion ratio by either the holders thereof or Renovaro at any time after Renovaro’s common stock has traded at or above $4.50 per share for 30 consecutive trading days. Renovaro also has the right to redeem the preferred stock for cash at a redemption price of $3.00 per share (i) if the trading price of its common stock is $3.00 or less or (ii) such preferred stock has not been converted within 30 days after the first date on which the holder could request such conversion as described above. Notwithstanding the foregoing, if holders of Predictive Oncology’s Series A and Series B warrants do not exercise their warrants before January 15, 2025, Renovaro has agreed to purchase up to 2.33 million shares of Predictive Oncology’s common stock at $1.07 per share. The parties have agreed to enter into definitive documentation for the merger by no later than February 28, 2025. The merger is subject to a minimum fundraising of $15 million by Renovaro, as well as formal approval by the shareholders of Predictive Oncology. A failure to obtain shareholder approval, assuming prior funding by Renovaro, will entitle Renovaro to a two-year exclusive royalty-free license to Predictive Oncology’s biobank of tumor samples and tumor-specific 3D cell culture models.

David Weinstein, CEO of Renovaro, stated “Since my arrival just two months ago, the management team has been executing on its 100-day plan of action and evaluating strategic opportunities for both of our verticals, RenovaroBio and RenovaroCube. This transaction with Predictive Oncology furthers our quest to offer cancer patients early diagnosis, a personalized treatment protocols, and recurrence monitoring.’

Messrs. Weinstein and Vennare continued, “Over the coming weeks, we will work diligently to finalize the composition of our leadership team and Board of Directors, as well as details concerning the combined company’s R&D priorities and operations. We are both fully committed to completing this transaction as soon as possible, and actualizing a new, best-in-class oncology-focused technology that promises patients a brighter future.”

There can be no assurance that an agreement or transaction with Renovaro will be executed, or as to the timing of any such agreement or transaction. Predictive Oncology does not intend to discuss or disclose further developments regarding these discussions unless and until its Board of Directors has approved a transaction or otherwise determined that further disclosure is appropriate or required by law.

About Renovaro

Renovaro https://renovarogroup.com/ aims to accelerate precision and personalized medicine for longevity powered by mutually reinforcing AI and biotechnology platforms for early diagnosis, better-targeted treatments, and drug discovery. Renovaro Inc. includes RenovaroBio, an advanced cell-gene immunotherapy company, and Renovaro Cube.

Renovaro Cube has developed an award-winning AI platform that is committed to the early detection of cancer and its recurrence and monitoring subsequent treatments. Renovaro Cube intervenes at a stage where potential therapy can be most effective. Renovaro Cube is a molecular data science company with a background in FinTech and a 12-year history. It brings together proprietary artificial intelligence (AI) technology, multi-omics, multi-modal data, and the expertise of a carefully selected multidisciplinary team to radically accelerate precision medicine and enable breakthrough changes in disease agnostic decision support.

About Predictive Oncology

Predictive Oncology is on the cutting edge of the rapidly growing use of artificial intelligence and machine learning to expedite early biomarker and drug discovery and enable drug development for the benefit of cancer patients worldwide. The company’s proprietary AI/ML platform has been scientifically validated to predict with 92% accuracy if a tumor sample will respond to a certain drug compound, allowing for a more informed selection of drug/tumor type combinations for subsequent in-vitro testing. Together with the company’s vast biobank of more than 150,000 assay-capable heterogenous human tumor samples, Predictive Oncology offers its academic and industry partners one of the industry’s broadest AI-based drug discovery solutions, further complimented by its wholly owned CLIA lab and GMP facilities. Predictive Oncology is headquartered in Pittsburgh, PA.

Contact:
Tim McCarthy
LifeSci Advisors, LLC
tim@lifesciadvisors.com

Forward-Looking Statements:
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